FORM 424B3
SUPPLEMENT No. 1	Filed Pursuant to Rule 424(b)(3)
DATED May 23, 2014	Under the Securities Act of 1933, as amended
(To Prospectus dated January 8, 2014)	Registration No. 333-184529

WOWIO, INC.

This prospectus supplement (“Supplement”) modifies, supersedes and supplements certain information contained in, and should be read in conjunction with, that certain prospectus, dated January 8, 2014 (“Prospectus”), of Wowio, Inc. (“Company’). This Supplement is not complete without, and may not be delivered or used except in connection with, the original Prospectus.

The information in this Supplement modifies and supersedes, in part, the information in the Prospectus. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by this Supplement.

We may amend or supplement the Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make an investment decision.

See “Risk Factors” beginning on page 7 of the Prospectus for risk factors and information you should consider before you purchase shares.

SELLING SHAREHOLDERS

The information appearing in the table below with respect to the selling shareholders named herein supersedes the information with respect to selling shareholders in the table appearing under the heading “Selling Shareholders” in the Prospectus.

Name of Selling Stockholder	Shares held Before the Offering (1)	Shares being Offered (1)		Shares held after the Offering (1)	Percentage Owned after the Offering (2)
Arthur Schwerzel	2,146,667	1,576,667	(3)	570,000	2.60%
The SAH Trust	1,500,000	1,500,000		0	0%

(1)	All share amounts reflect a one-for-ten reverse stock split of the Company’s outstanding shares of common stock effected on January 21, 2014.

(2)	Based on 22,283,648 shares of common stock outstanding on January 3, 2014.

(3)	Represents 1,500,000 shares of common stock issuable upon conversion of the principal amounts of two convertible notes, each in the principal amount of $100,000, which are convertible at $0.10 and $0.20 per share.